Exhibit 99.3

Cirrus Logic Names John Forsyth as President; Jason Rhode to Continue as Chief Executive Officer

AUSTIN, Texas--(BUSINESS WIRE)--January 29, 2020--Cirrus Logic, Inc. (Nasdaq: CRUS) today announced that it has named John Forsyth, 46, as president of Cirrus Logic. Forsyth most recently served as chief strategy officer, responsible for driving Cirrus Logic’s product strategy for low-power, high-precision mixed-signal processing solutions. As president, Forsyth will assume a broader role in day-to-day business operations, while leading the company’s product development teams and continuing to drive product line strategies. As chief executive officer, Jason Rhode will focus on the long-term growth and direction of the company.

“John has been an extremely valuable addition to Cirrus Logic since joining us through the acquisition of Wolfson Microelectronics in 2014,” Rhode said. “In his role as chief strategy officer, John demonstrated tremendous leadership skills and drove a number of new initiatives that we believe will fuel growth opportunities in the years to come. I’m excited to work with John in his expanded role as president.”

Forsyth began his career working in handheld device development for Psion in London and has more than 20 years’ experience in embedded technology. Prior to joining Wolfson in 2012, Forsyth had led product development and strategy in several technology companies, including serving as chief technical officer of the Symbian Foundation and as vice president of strategy at Symbian Software.

Cirrus Logic, Inc.

Cirrus Logic is a leader in low-power, high-precision mixed-signal processing solutions that create innovative user experiences for the world’s top mobile and consumer applications. With headquarters in Austin, Texas, Cirrus Logic is recognized globally for its award-winning corporate culture. Check us out at www.cirrus.com.

Cirrus Logic, Cirrus, the Cirrus Logic logo are registered trademarks or trademarks of Cirrus Logic, Inc. © 2020

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements including our statements about our future growth opportunities. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the risk factors listed in our Form 10-K for the year ended March 30, 2019 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Contacts

Bill Schnell
Public Relations
Cirrus Logic, Inc.
(512) 851-4084
bill.schnell@cirrus.com

Angie Hatfield
Strategic Communications, Inc.
(425) 941-2895
ahatfield@strategiccom.biz